Exhibit 10.15



(Certain information has been omitted from the this exhibit and filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2.)

                                LICENSE AGREEMENT

         AGREEMENT made and effective as of the 24th day of January, 1996, by and between CNS, Inc., a Delaware corporation ("Licensee"), and Ronald S. Nietupski ("Licensor").

                                 R E C I T A L S

         WHEREAS, Licensor is now and has been engaged in developing certain Products (as defined in Subsection 1.1) for use as diet and/or smoking alternative/suppression/cessation aids;

         WHEREAS, the Products embody inventions and designs owned by Licensor and Licensor has available certain know-how relating to the Products;

         WHEREAS, Licensor owns or controls, or may hereafter own or control, certain know-how, trademarks, patents or patent applications relating to the Products;

         WHEREAS, Licensor desires to license to Licensee and Licensee desires to license from Licensor certain trademarks, know-how, patents and patent applications of Licensor relating to the Products.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. GENERAL DEFINITIONS. As used herein, the following terms shall be defined in the manner set forth below:

         1.1 Products. The term "Products" shall mean (i) the diet aid known as "WILL- POWER" and any other diet aid developed by Licensor containing 2-Acetylpyridine and (ii) the smoking alternative/suppression/cessation aid known as "QUIT'M" and any other smoking alternative/suppression/cessation aid developed by Licensor containing 2-Acetylpyridine; the term "Products" shall also include all parts and components thereof.

         1.2 Know-how. The term "Know-how" shall mean any and all tangible and intangible information, technology, documents and materials in the possession and control of Licensor, necessary in order to enable Licensee to utilize fully the rights granted by Licensor to Licensee hereunder and shall include, without limiting the foregoing, the ideas, concepts, confidential information, trade secrets and techniques, as well as all the materials, documents, manuals, schematics, blueprints, specifications, patterns, art work, bills of materials and technical specifications and other information of Licensor relating to the Products.

         1.3 Licensed Patents. The Term "Licensed Patents" shall mean the following: (i) the United States patents listed on Exhibit 1.3 attached hereto;
(ii) the rights, patents and patent applications, if any, in any country or jurisdiction in the world corresponding to the United States patents listed on
Exhibit 1.3 attached hereto; and (iii) any division, continuation, continuation-in-part, divisional, reissued or extended letters patent, applications and petty patents, utility models, utility model conversions, inventor's certificates relating to any of the foregoing United States patents and patents pending and foreign patent rights, which may be developed, acquired or controlled by Licensor and which relate to the Products during the term of this Agreement and with respect to which Licensor shall have the right to grant the license hereinafter provided.

         1.4 Contract Year and Quarter. The term "Contract Year" shall mean each period of twelve consecutive months commencing on January 1 of each year during the term of this Agreement. The term "Contract Quarter" shall mean each period of three consecutive months commencing January 1, April 1, July 1 and October 1 during the term of this Agreement.

         1.5 Net Sales. The term "Net Sales" shall mean the net amount collected by Licensee from any end-user, sublicensee, assignee or other person relating to or arising from the sale of Products after the deduction of (i) any amounts repaid or credited by reason of rejections or returns and (ii) trade and quantity discounts actually allowed and taken.

         1.6 Earned Royalty. The term "Earned Royalty" shall mean the royalty payable to Licensor on Products.

         1.7 Licensed Trademarks. The term "Licensed Trademarks" shall mean Licensor's trademarks "WILL-POWER" and "QUIT'M".

         2. GRANT OF LICENSES.

         2.1 Patent, Trademark and Know-how License. Licensor hereby grants to Licensee an exclusive, worldwide, transferable (subject to the terms of Subsection 2.2) license to manufacture, have manufactured, use, sell and otherwise practice the Products, Licensed Patents, Licensed Trademarks and all Know-how and any invention disclosed or claimed in any of the Licensed Patents.

         2.2 Sublicenses and Assignments. Subject to the further provisions of this Subsection 2.2, Licensee may sublicense and/or assign to any third party, including affiliates of Licensee, any and all rights granted hereunder. For any sublicense and/or assignment granting rights to sell Products to parties other than Licensee to be valid, Licensee shall, prior to any such assignment or sublicense, enter into a written assignment and/or sublicense agreement with such proposed sublicensee and/or assignee under which the assignee and/or sublicensee agrees (i) that payments of fees, royalties and other fixed payments shall be made 50% to Licensee and 50% to Licensor at commercially reasonable rates based upon the sale of Products, and (ii) to provide Licensee and Licensor records, data and other information necessary to verify the assignee's and/or sublicensee's performance of its obligations under such sublicense and/or assignment agreement. Licensee agrees that it shall take all such action as is reasonable in order to fully enforce the obligations of any such sublicensee and/or assignee under any such sublicense and/or assignment agreement.

         2.3 Patent Costs. Licensor shall be responsible for and pay all patent costs and expenses to be incurred in obtaining, prosecuting, owning and maintaining any of the Licensed Patents issued or to be issued under the law of any jurisdiction, including filing, prosecution, working and maintenance costs and taxes; provided, however, that Licensee shall, at Licensor's request, be responsible for and pay all costs and expenses to be incurred in maintaining any of the Licensed Patents issued or to be issued in a foreign jurisdiction, which payments will be deducted from any future royalty payments on foreign sales of the Products.

         2.4 Exploitation. Except as set forth in Section 8, Licensee shall not be under any obligation to use, exploit, develop or market any license under this Agreement. Licensee shall be entitled to use its sole business judgment in deciding the manner and extent, if any, of any exploitation of any licenses granted hereunder and in deciding whether to use any other products, devices, techniques or technology competing therewith in any field of use.

         2.5 Right of First Refusal. In the event Licensor conceives of or develops any other product that is a medical device, Licensee shall have right of first refusal to manufacture and market such product. Licensor shall give written notice of such product to Licensee, and Licensee shall have three months to exercise its right by written notice to Licensor. If such right is exercised, Licensor and Licensee shall negotiate in good faith and enter into a license agreement for such product. If such right is not timely exercised, Licensor may manufacturer and market the product or enter into an agreement with a third party.

         3. REPRESENTATIONS AND WARRANTIES.

         3.1 Licensor's Representations and Warranties. Licensor hereby warrants and represents to Licensee as follows:

         (a) This Agreement has been duly authorized, executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any agreement or instrument to which Licensor is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensor is subject.

         (b) Licensor owns the exclusive rights to the Products, Licensed Patents, Licensed Trademarks and Know-how and Licensor has not previously granted any of such rights to a third party.

         (c) To Licensor's knowledge, the Products, Licensed Patents, Licensed Trademarks and Know-how do not infringe on any patent, trademark, copyright or other intellectual property right of any third party.

         (d) Licensor has not received notice of any claims, actions, suits or proceedings pending or threatened affecting Licensor, the Licensed Patents, the Licensed Trademarks or Knowhow, which, if adversely determined, would have an adverse effect upon Licensee's ability to manufacture, have manufactured, use or sell the Products or otherwise practice the rights and technology licensed to Licensee by Licensor under this Agreement, and to Licensor's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings.

         (e) Licensor has not received any claim from any third-party proceedings relating to the Licensed Patents, Licensed Trademarks, Know-how, or the Products which are based upon infringement of any patent or trademark or misappropriation or misuse of trade secrets.

         (f) The Products are effective for their intended uses of appetite and smokingdesire suppressant and the concentrations of the active and inactive ingredients are at levels that the Flavor and Extract Manufacturers Association generally regards as safe, and, to Licensor's knowledge, the Products are safe for their intended uses.

         (g) Licensor has disclosed all information in its possession or control which, in his reasonable opinion, would be material to Licensee entering into this Agreement, and to the best of his information does not contain any untrue statements of a material fact or omit to state a material fact.

         3.2 Licensee's Representations and Warranties. Licensee hereby warrants and represents to Licensor as follows:

         (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of Licensee's Certificate of Incorporation or Bylaws or any other agreement or instrument to which Licensee is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensee is subject.

         4. CONSIDERATION AND REPORTS.

         4.1 Fixed License Fees. Licensee agrees to pay to Licensor the following amounts: (a) $50,000 within ten (10) days of the execution of this Agreement; (b) $25,000 within ten (10) days of Licensee obtaining all necessary regulatory approvals to market the Product currently known as "WILL-POWER"; and
(c) $25,000 within ten (10) days of Licensee obtaining all necessary regulatory approvals to market the Product currently known as "QUIT'M"; provided, however, that if "QUIT'M" is marketed as both an appetite and smoking suppressant, both the amounts due under (b) and (c) shall be due.

         4.2 Stock Options. Within thirty (30) days after the execution of this Agreement, and in partial consideration of consulting services Licensor will provide to Licensee regarding the Products, Licensee shall execute and deliver to Licensor options to purchase an aggregate of 100,000 shares of Licensee's Common Stock in substantially the form and on the terms of the Non-Qualified Stock Options attached hereto as exhibit 4.2.

         4.3 Royalties. Licensee agrees to pay to Licensor royalties at the rate of 6% of Net Sales on each Product (i.e., the WILL-POWER and QUIT'M Products) during the period commencing upon receiving all necessary regulatory approvals to market such Product and terminating upon the expiration or invalidation of the Licensed Patent applicable to such Product. The royalty provided for in this
Section 4 shall be terminated as to a particular Product if and when the Licensed Patents relating to such product are invalidated or expire. The Earned Royalty due hereunder shall be payable each Contract Quarter as set forth in Subsection 4.5.

         4.4 Minimum Royalties. To maintain its rights hereunder, Licensee shall pay to Licensor minimum royalties during the term Licensor is obligated to make royalty payments to Licensee for each Product under Section 4.3 above at the rate of [Confidential Treatment Requested] per Contract Year (or a pro-rated amount if the term is shorter than a Contract Year) for each Product (i.e., WILL-POWER and QUIT'M Products). Such royalties shall be paid each Contract Quarter as follows: (i) [Confidential Treatment Requested]; (ii) less the aggregate amount of Earned Royalties actually paid to Licensor for the Contract Quarter then ended; (iii) less the amount of royalties paid to Licensor in any Contract Quarter for that Contract Year which exceeded [Confidential Treatment Requested]; and (iv) less the aggregate amount of royalties paid by any sublicensee or assignee of this Agreement; provided, however, that in no event shall aggregate royalty payments to Licensor hereunder be less than [Confidential Treatment Requested] for any Contract Year. Licensee's failure to pay any and all amounts payable under the preceding sentence within forty-five
(45) days after receipt of written notice from Licensor that such amounts have not been timely paid shall render the licenses granted hereunder void and thereupon, Licensee shall have no further rights or interests of any kind or nature with respect to the Products, Know-how, Licensed Trademarks or Licensed Patents and Licensee shall take any and all action that Licensor may request to further document the provisions hereof. In the event that Licensee complies with
Section 4.3 but fails to pay the minimum royalties due under this Section 4.4, Licensor's exclusive remedy is to terminate this Agreement, and Licensor will not be entitled to any damages or injunctive or mandatory relief.

         4.5 Quarterly Payments and Reports. All royalties due Licensor from Licensee hereunder shall be payable on a Contract Quarterly basis. Within thirty
(30) days after the end of each Contract Quarter during the term of this Agreement, Licensee shall pay to Licensor the royalty due Licensor under Subsections 4.3 and 4.4 through the end of the preceding Contract Quarter and shall furnish Licensor with a written statement within forty-five days after the end of each Contract Quarter setting forth the number of Products sold and the Net Sales received during such Contract Quarter, and the resulting amount of the royalty due Licensor under Subsections 4.3 and 4.4.

         4.6 Late Payment. Licensee shall pay a late payment fee to Licensor calculated at a variable rate of 2% over the prime per annum interest rate as set from time to time by Norwest Bank Minneapolis, N.A., Minneapolis, Minnesota (the "Interest Rate"), on any and all amounts that are at any time overdue and payable to Licensor under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that Licensor may have under this Agreement or law relating to a default by Licensee under this Agreement.

         4.7 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, Licensee shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to Licensor under this Agreement may be readily calculated. Further, Licensee shall preserve and permit examination of such records by Licensor's representatives at reasonable intervals and under reasonable conditions during the term of this Agreement and for three (3) years thereafter and, upon request, shall supply to Licensor's representatives all information useful in making a proper audit and verification of Licensee's performance of its obligations under this Agreement.

         5. INDEMNIFICATION.

         5.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature arising out of the breach by Licensor of any of his warranties, representations and covenants under this Agreement.

         5.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature (a) arising out of the breach by Licensee of any of its covenants under this Agreement or (b) arising out of or related to the use, development, manufacturing or marketing of the Products, Licensed Trademarks, Know-how or Licensed Patents, including but not limited to, product liability claims.

         6. PROTECTION AGAINST INFRINGEMENT. In the event that either party becomes aware of activity on the part of any, or claim made by a, third party which may constitute or relate to an infringement of the Licensed Patents, or any other intellectual property rights with respect to which Licensee is granted a license hereunder, such party shall give the other party written notice thereof. At Licensee's sole discretion, Licensee may, at its sole expense, initiate and thereafter diligently maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate civil action for infringement and the taking of such other action as may be necessary or appropriate, to enforce the Licensed Patents or other intellectual property rights with respect to which Licensee is granted a license hereunder or to defend any similar action initiated by a third party. In such event, (i) Licensor will cooperate fully in all respects and permit the use of his name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith and (ii) Licensee shall receive the full benefits of any action it takes pursuant to this subsection, including retaining all sums recovered in any such suit or in settlement thereof, and if such proceeds do not fully reimburse Licensee for its legal expenses incurred in connection with such litigation, Licensee may deduct such amount from future royalty payments to Licensor. Licensor may, at his option and his cost and expense, participate in meetings with Licensee and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping Licensor informed of the status of any proceedings commenced by Licensee pursuant to this Section 6. Licensor may, at his option, join Licensee in the defense of the intellectual property rights by agreeing to pay Licensee a minimum of six percent of Licensee's legal costs; provided, however, that if Licensee and Licensor are successful in such joint defense, then any damages awarded shall be divided as follows: (a) reimbursement to Licensor and Licensee for legal expenses (pro rata to actual expenses in the event that the damages awarded or actually collected are insufficient to cover 100% of the parties' total legal expense); (b) if any award remains after such payments, Licensor shall receive six percent of the full amount of the award, but not to exceed amounts paid by Licensor to Licensee for legal expenses; and (c) if any award remains after such payments, such remaining amount shall be allocated 75% to Licensee and 25% to Licensor.

         7. TERM AND TERMINATION.

         7.1 Term. This Agreement shall commence on the effective date hereof and shall expire, unless earlier terminated pursuant to the terms of this Agreement, upon the expiration of the last of the Licensed Patents to expire. Notwithstanding the above, royalties shall not be due on any Product where any Licensed Patent covering such Product has expired.

         7.2 Termination. (a) If either party defaults in any of its obligations under this Agreement, the other party shall have the right to terminate this Agreement by giving ninety (90) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said ninety (90) day notice period.

         (b) Upon the termination of any license granted under this Agreement, Licensee may, after the effective date of such termination, sell any of its (i) completed Products, (ii) Products then in the process of manufacture and (iii) Products with respect to which manufacture has been committed at the time of termination by reason of either (x) any contracts for the purchase of materials to be used in the manufacture of such Products or (y) any contract for the sale of such Products. All such sales and uses shall be subject to the royalty provisions of Section 4 of this Agreement as though the termination of this Agreement had not occurred.

         (c) Except as expressly provided in Subsection 7.2(b), after termination of this Agreement, Licensee may not use, develop, market or sell the Products, Licensed Trademarks, Know-how, or Licensed Patents in any way or manner and Licensee shall take any and all steps reasonably requested by Licensor to fully document the complete vesting of all rights licensed hereunder to Licensee in Licensor upon any such termination.

         7.3 Continuing Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement. Additionally, notwithstanding anything contained herein to the contrary, Sections 3 and 5, and Subsections 4.3, 4.5, 4.6 and 4.7 shall survive termination of this Agreement and remain in full force and effect; provided, that Licensor and Licensee hereby acknowledge that they may not bring claims against one another based upon the representations and warranties contained in
Section 3, except to the extent such representations and warranties are not accurate as of the date hereof.

         8. ADDITIONAL AGREEMENTS.

         8.1 Pre-IND Meeting. Licensee shall meet with the FDA to discuss procedures and specific requirements necessary to obtain approval to market the Product currently known as QUIT'M.

         8.2 Preliminary Clinical Study. Licensee shall conduct at its expense a preliminary clinical study on the Product currently known as QUIT'M to determine its efficacy for smoking alternative/suppression/cessation as established by the FDA in the Pre-IND meeting and whether it achieves a minimum cessation success rate of 20%. Licensee shall commence such study no later than May 1, 1996.

         8.3 Regulatory Filing. Upon successful completion of the preliminary clinical study referenced in Subsection 8.2 above, Licensee shall promptly conduct further clinical studies, if any such studies are necessary to obtain FDA approval, and prepare and submit at its expense the necessary regulatory filings to the FDA for the purpose of satisfying federal requirements before sale of the Products may begin. Licensor shall at Licensee's request provide any necessary background information, knowledge or test results in his possession to assist in this area.

         8.4 Non-Compete. Licensor agrees to not manufacture, market or license the rights to manufacture and/or market to any other party any other product designed as a diet aid or smoking alternative/suppression/cessation aid during the term of this Agreement.

         8.5 Cooperation. Licensor agrees to cooperate with and assist Licensee in developing and marketing the Products. Licensor shall enter into a Consulting Agreement in the form attached hereto as Exhibit 8.5.

         9. MISCELLANEOUS.

         9.1 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency; provided, however, nothing set forth in this Subsection 9.1 shall be construed to relieve Licensee of the requirement that it pay minimum royalties pursuant to Subsection 4.4 hereof or suffer a loss of the licenses herein granted.

         9.2 Waiver. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's right under this Agreement with respect to other violations.

         9.3 Remedies. Except as otherwise provided herein, the election by either party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of either party shall be cumulative. Except as otherwise provided herein, the parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, each party shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

         9.4 Notices. All notices and replies thereto required hereunder shall be in writing, signed by the party giving notice, placed in an envelope and either delivered by hand or sent by facsimile or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice shall be given, mailed or sent to the other party at the following addresses or at such other address as may be given by proper notice:

         If to Licensor:    Ronald S. Nietupski          Ronald S. Nietupski
                            948 Monty Cristo Blvd.       16500 Spaniel Drive
                            Tierra Verde, FL 33715       Lockport, IL 60441-9091
                            Fax No.: 813-866-8667        Fax No.: 708-301-3295

         With a copy to:    Gardner, Carton & Douglas
                            321 N. Clark St., Suite 3400
                            Chicago, IL 60610-4795
                            Attn: Todd S. Parkhurst
                            Fax No.: 312-644-3381

         If to Licensee:    CNS, Inc.
                            P.O. Box 39802
                            Minneapolis, MN 55439
                            Attn: Richard E. Jahnke
                            Fax No.: 612-835-5229

         With a copy to:    Lindquist & Vennum P.L.L.P.
                            4200 IDS Center
                            80 South 8th Street
                            Minneapolis, MN  55402-2205
                            Attn:  Patrick Delaney
                            Fax No.: 612-371-3207

         Either party hereto may designate any other address for notices given hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

         9.5 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof; there are no oral promises, representations or warranties. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

         9.6 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their respective heirs, successors and assigns.

         9.7 Governing Law. This Agreement shall be governed by, construed and enforced under the internal laws (and not the laws of conflicts) of the State of Minnesota.

         9.8 Severability. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, such portion shall be deemed revised or "blue lined" so that it is enforceable to the fullest extent possible under applicable law and the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          CNS, INC.

/s/ Ronald S. Nietupski                   By:    /s/ Richard E. Jahnke
Ronald S. Nietupski                        Its:  President



                                LIST OF EXHIBITS

         Number                                      Description

          1.3                                        Licensed Patents
          4.2                                        Stock Option Agreement
          8.5                                        Consulting Agreement



                                                                     EXHIBIT 1.3

                                LICENSED PATENTS

1.       U.S. Patent No. 4,521,427 (for the product currently known as
         "WILL-POWER").

2.       U.S. Patent No. 5,336,680 (for the product currently known as
         "QUIT'M").


                                                                     EXHIBIT 4.2

                                    CNS, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS OPTION AGREEMENT is made as of the ____ day of January, 1996, between CNS, INC., a Delaware corporation (the "Company"), and Ronald S. Nietupski, a non-employee consultant/advisor to the Company (the "Advisor").

         Advisor will assist the Company in the development and marketing of the products currently known as "WILL-POWER" and "QUIT'M" (the "Products"). The Company desires to afford Advisor an opportunity to purchase shares of its common stock, of the par value of One Cent ($.01) per share (the "Common Stock"), as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

         1. Grant of Option. The Company hereby grants to the Advisor the right and option (the "Option") to purchase from the Company all or any part of an aggregate amount of 100,000 shares of the Common Stock of the Company on the terms and conditions herein set forth.

         2. Purchase Price. The purchase price of the shares of the Common Stock covered by this Option shall be $____ per share.

         3. Term of Option. The term of the Option shall be for a period of five
(5) years from the date set forth above, subject to earlier termination as hereinafter provided.

         4. Termination of License or Consulting Agreements. If the License Agreement dated the date hereof by and between the parties hereto (the "License Agreement") or the Consulting Agreement dated the date hereof between the parties hereto (the "Consulting Agreement") is terminated for any reason, the Option may be exercised (to the extent that Advisor shall have been entitled to exercise the Option under Paragraph 5 of this Agreement prior to the date of the termination of the License Agreement or Consulting Agreement) by the Advisor for a period of 12 months.

         5. Exercise of Option. The Option may be exercised by the Advisor as set forth below:

         a. 50,000 shares upon the successful completion of a preliminary clinical study to confirm the efficacy for smoking cessation. The study will be deemed to be "successful" if (i) the Company, in its sole discretion, determines that the study is sufficient and (ii) the study satisfies the requirements of the Food and Drug Association (the "FDA") for such study, based upon the Company's Pre-IND meeting with the FDA.

         b. 25,000 shares upon the Company's marketing of or receipt of all necessary regulatory approvals to market either of the Products as a smoking alternative/suppression/cessation aid.

         c. 25,000 shares upon the Company's marketing of or receipt of all necessary regulatory approvals to market either of the Products as a dietary aid.

         Notwithstanding the foregoing, the Option shall be exercisable in full, without regard to any installment exercise provisions, for a period of sixty
(60) days prior to or subsequent to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or (iii) the transfer of substantially all of the assets of the Company or 70% or more of the outstanding Common Stock of the Company.

         6. Non-Transferability. The Option shall be transferable only by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Advisor, only by the Advisor.

         7. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Secretary of the Company at the principal office of the Company. Such notice shall (i) state the election to exercise the Option and the number of shares in respect of which it is being exercised, (ii) be signed by the person so exercising the Option, and (iii) be accompanied by payment of the full purchase price of such shares. The purchase price shall be payable in cash or by check or bank draft payable to the Company. In the event the Option shall be exercised by any person other than the Advisor, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

         8. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto. Upon Advisor's exercise of the Option, the Company shall cause the Company's stock transfer agent to promptly issue to the Advisor certificates evidencing shares purchased by Advisor from time to time pursuant to this Option Agreement.

         9. Status. Neither the Advisor nor the Advisor's executor, administrator, heirs, or legatees, shall be or have any rights or privileges of a shareholder of the Company in respect of the shares transferable upon exercise of the Option granted hereunder, unless and until certificates representing such shares shall be endorsed, transferred, and delivered and the transferee has caused the Advisor's name to be entered as the shareholder of record on the books of the Company.

         10. Company Authority. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure of its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         11. Disputes. As a condition of the granting of the Option herein granted, the Advisor agrees, for the Advisor and the Advisor's personal representatives and successors, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion and acting in good faith, and that any interpretation by said Committee of the terms of this Agreement shall be final, binding and conclusive.

         12. Taxes. Advisor shall, no later than the date as of which any part of the value of the Option first becomes includible as compensation in his gross income for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

         13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successor of the parties hereto.

         IN WITNESS WHEREOF, the Company and the Advisor have executed this Agreement as of the day and year first above written.

                                       CNS, INC.

                                       By:_____________________________
                                         Its:__________________________

                                       ADVISOR:

                                       _____________________________
                                       Ronald S. Nietupski



                                                                     EXHIBIT 8.5

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of this ____ day of January, 1996 by and between CNS, Inc., a Delaware corporation ("CNS"), and Ronald S. Nietupski ("Consultant").

                                R E C I T A L S:

         A. Consultant has developed certain products containing
2-Acetylpyridine to be used as a dietary aid and a smoking alternative/suppression/cessation aid (the "Products").

         B. CNS is acquiring, as of the effective date of this Agreement, a license to manufacture and sell the Products pursuant to a License Agreement between the parties hereto (the "License Agreement").

         C. CNS and Consultant mutually desire to enter into an agreement whereby Consultant shall render consulting services as provided herein to CNS and CNS shall pay Consultant as provided herein.

                                    AGREEMENT

         In consideration of the foregoing and of the covenants and agreements hereinafter contained, CNS and Consultant agree as follows:

         i. CONSULTATION PERIOD.

         CNS hereby retains Consultant for the period commencing on the date hereof and terminating upon the termination of the License Agreement. Consultant accepts such consultancy upon the terms and conditions hereinafter set forth.

         ii. DUTIES OF CONSULTANT.

         Upon reasonable notice (not less than 21 days), Consultant will, at such times and places as requested by CNS, advise, consult with and render services and assistance to CNS in connection with the design, testing, manufacture, regulatory approval, marketing and sale of the Products, and the development of improvements and enhancements of the Products, all as further specified by CNS from time to time. At CNS's request, during any calendar year, Consultant shall devote up to thirty days to fulfilling his duties and responsibilities under this Agreement and shall arrange his schedule to be reasonably available to CNS upon reasonable notice during normal business hours during the term of this Agreement.

         iii. COMPENSATION.

         3.1 As compensation for services rendered and performed and Consultant's other obligations hereunder, CNS shall grant Consultant an option to purchase 100,000 shares of the Common Stock of CNS at an option price equal to the closing price of CNS's stock on the Nasdaq National Market on the date hereof.

         3.2 In addition, CNS shall pay Consultant $1,500 for the first day of services and $500 for each day of services thereafter as compensation for services rendered and performed by Consultant on assignments that require Consultant to travel outside of Tierra Verde, Florida or Lockport, Illinois. Such fees shall be payable within 30 days of receipt of Consultant's invoice for services rendered.

         3.3 Consultant shall be responsible for all travel and other expenses incurred by Consultant in the performance of his services hereunder.

         iv. INDEPENDENT CONTRACTOR.

         It is understood and agreed by the parties that the consulting service hereunder shall be provided by Consultant as an independent contractor and not as an employee or agent of Partnership.

         v. CONFIDENTIALITY.

         5.1 Consultant acknowledges that CNS holds as confidential certain information and knowledge respecting the intimate and confidential affairs of CNS in the various phases of its business, including, but not limited to, trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategy, forecasts and customer lists as it relates to the Products and its other products ("Proprietary Information"). Consultant acknowledges that CNS may disclose certain Proprietary Information to Consultant during the term of this Agreement to enable Consultant to perform Consultant's duties hereunder. To assure that CNS will disclose to Consultant all of the Proprietary Information necessary for Consultant to perform his duties hereunder, Consultant hereby agrees not to disclose to any person other than an employee of CNS, or use in other than CNS's business, any Proprietary Information or material relating to the business of CNS, such as, but not limited to, trade secrets, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs, algorithms, etc., either during or after the termination of this Consulting Agreement, except with the express written permission of CNS which will detail the confidential information or material so authorized. Consultant also understands that information and materials received in confidence by Consultant from third parties either within or outside of CNS with regard to CNS or its business is included within the meaning of this paragraph. Upon termination, Consultant agrees not to disclose such confidential information or to make copies of such written confidential information or material and Consultant agrees to return all written confidential information to CNS.

         5.2 Consultant represents that his performance of all of the terms of this Agreement as a Consultant to CNS does not and will not breach any agreement to keep in confidence Proprietary Information acquired by him in confidence or in trust prior to his engagement as a consultant by CNS. Consultant has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

         6. GENERAL PROVISIONS.

         6.1 Waiver. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision nor prevent a party thereafter from enforcing that provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

         6.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given or within seventy-two (72) hours after mailing if mailed, certified mail, first class, postage prepaid, as follows:

         TO CNS:         CNS, Inc.
                         P.O. Box 39802
                         Minneapolis, Minnesota 55439
                         Attention: Richard E. Jahnke
                         Fax No.: 612-835-5229

         COPY TO:        Lindquist & Vennum P.L.L.P.
                         4200 IDS Center
                         80 South Eighth Street
                         Minneapolis, MN  55402
                         Attention:  Patrick Delaney
                         Fax No.:  612-371-3207


         TO CONSULTANT:  Ronald S. Nietupski            Ronald S. Nietupski
                         948 Monty Cristo Blvd.         16500 Spaniel Drive
                         Tierra Verde, FL  33715        Lockport, IL  60441-9091
                         Fax No.:  813-866-8667         Fax No.:  708-301-3295

         COPY TO:        Gardner, Carton & Douglas
                         321 N. Clark St., Suite 3400
                         Chicago, IL 60610-4795
                         Attn: Todd S. Parkhurst
                         Fax No.: 312-644-3381

         6.3 Assignment. No rights or obligations under this Agreement shall be assignable or delegable by Consultant. The rights and duties under this Agreement may be assignable by CNS to its successor. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereof.

         6.4 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

         6.5 Prior Agreements - Modifications. This Agreement supersedes all prior agreements and understandings between the parties, oral or written with respect to the subject matter hereof. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom such modification, termination or waiver is sought to be enforced.

         6.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.7 Attorneys' Fees. If any party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purpose of this section, attorney fees shall include, without limitation, fees incurred in the following:
(1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

         6.8 Termination. CNS may terminate this Agreement in the event of death or disability of Consultant, or in the event Consultant breaches any provision of this Agreement and such breach remains uncured thirty (30) days after written notice from CNS explaining the nature of such breach.

         6.9 Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Minnesota, excluding its choice of law provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                       CNS, INC.

                                       By:_____________________________
                                         Its:__________________________


                                       _____________________________
                                       Ronald S. Nietupski